Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contacts:
Greg Burns                John Griek
Media Relations                Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Announces May Catastrophe Loss Estimate

NORTHBROOK, Ill., June 15, 2017 – The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of May 2017 of $403 million, pre-tax ($262 million after-tax). Catastrophe losses occurring in May comprised 14 events at an estimated cost of $392 million, pre-tax, plus unfavorable reserve reestimates of prior reported catastrophe losses. One severe hail event that occurred on May 8, 2017 in the state of Colorado accounted for over half of the catastrophe losses for events in May. Allstate previously announced $235 million, pre-tax ($153 million after-tax), in estimated catastrophe losses for the month of April 2017, bringing estimated catastrophe losses for the second quarter months of April and May 2017 to $638 million, pre-tax ($415 million after-tax).

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting approximately 16 million households from life’s uncertainties through auto, home, life and other insurance offered through its Allstate, Esurance, Encompass and Answer Financial brand names. Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.” Allstate agencies are in virtually every local community in America.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty.  These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings.  We believe these statements are based on reasonable estimates, assumptions and plans.  However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements.  Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

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